Exhibit 99.1

REVA CONTINUES SuspenSion of Trading

San Diego, California (Tuesday, March 12, 2019 - PST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) voluntarily suspended trading on 24 February 2019 while in discussions with representatives of certain major debt and equity holders to address (i) the Company’s immediate financial needs and (ii) the Company’s outstanding indebtedness and capital structure moving forward. At this stage, discussions and meetings are ongoing. Therefore, the Company is not able, at this time, to provide an update on its financing.

In accordance with ASX Listing Rule 17.2 the Company is extending the voluntary suspension of trading until it can finalize its plans and provide the market with an accurate update on its future plans. The Company expects the voluntary suspension to continue until plans are finalized and an announcement is made to the ASX in this regard. At this stage it expects to be able to do so by 21 March 2019. The event that will end the voluntary suspension will be the announcement referenced above.

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s products include the Fantom Encore and MOTIV bioresorbable vascular scaffolds for the treatment of coronary artery disease and below-the-knee peripheral artery disease, respectively. REVA is currently selling Fantom Encore in Germany, Switzerland, Austria, the Netherlands, Belgium, Luxembourg, Italy and Turkey and is in the process of commercializing Fantom Encore in seven additional countries. REVA is based in San Diego, California.

Fantom, Fantom Encore, MOTIV, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Perpetuity Capital Pty Ltd	Buchan Consulting
Leigh Elkolli	Kim Jacobs	Rebecca Wilson
Chief Financial Officer	+61 438 217 279	+61 3 9866 4722
+1 858-966-3018	Andrew Cohen +61 408 333 452

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800 • ARBN 146 505 777